Exhibit 99.2

CALIFORNIA-BASED DESERT PAIN MEDICINE GROUP

ACQUIRED BY PAINCARE HOLDINGS

Orlando, FL – (PR NEWSWIRE) – January 23, 2006 – PainCare Holdings, Inc. (AMEX:PRZ), a leader in the delivery of pain management solutions, including interventional pain management, minimally invasive spine surgery, orthopedic rehabilitation, ambulatory surgery centers and diagnostics, today announced that it has acquired Desert Pain Medicine Group, a California-based pain management practice operating three offices in Palm Springs, Yucca Valley and Rancho Mirage, California.

Desert Pain, led by C. Edward Anderson, Jr., MD, is dedicated to the specialty of pain management and works to help patients suffering with sub-acute and chronic pain to restore function and enhance quality of life.  Currently staffed by three physicians and three physician assistants, Desert Pain utilizes scientific assessment, diagnosis and interventional, medical and physical therapies to address a broad range of pain-related disorders.  Based on the pro forma historical financial performance of the practice, PainCare expects Desert Pain to contribute approximately $4 million in annual revenue and $1.2 million in operating income each year to the Company.

“I have been very impressed with PainCare’s pioneering and successful business platform, impressive growth and collaborative strategy for enhancing – not changing – how physician practices are operated,” stated Dr. Anderson.  “It is a pleasure to be joining such an esteemed group of medical and business professionals.  I look forward to ensuring that Desert Pain measurably contributes to the Company’s future success and industry standing.”

The terms of the acquisition provide for PainCare to pay Dr. Anderson total consideration of up to $6 million, payable in equal cash and stock payments.  In keeping with PainCare’s primary acquisition model, 50% of the total consideration, or $3 million, was paid at closing and the remaining balance of $3 million will be paid over three years pursuant to certain predetermined earnings benchmarks being achieved by Desert Pain.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare is rapidly emerging as one of North America’s leading providers of cost-effective, high-tech pain relief. The Company has established and is growing a highly specialized, professional health services organization that is comprised of many internationally renowned neuro- and orthopedic surgeons, physiatrists and pain management specialists. Specifically, PainCare’s group of medical professionals offers pain sufferers a wide range of modalities including interventional pain management, minimally invasive spine surgery and orthopedic rehabilitation.

Through acquired or managed practices, and in partnership with independent physician practices, group practices and medical institutions throughout the country, PainCare also offers numerous ancillary services including MedX-Direct, a proprietary, on-site, turnkey orthopedic rehabilitation program; EDX-Direct, a comprehensive electro-diagnostic medicine program; diagnostic imaging services; Intra Articular Joint Program, a proprietary, non-operative treatment protocol for addressing knee pain and stiffness caused by osteoarthritis; and medical real estate services. In addition, the Company owns and operates nine ambulatory surgery centers.

For more information on PainCare Holdings, please visit http://www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins ;the inability to attract new patients by our owned practices, the managed practices and the limited management practices ;increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission.  The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Media Relations

Suzanne Beranek at 407.475.0763 or via email at zanberanek@yahoo.com

Investor Relations

Dodi Handy, Elite Financial Communications Group, LLC

at 407.585.1080 or via email at prz@efcg.net